                                                                     EXHIBIT 6.8

                         DEVELOPMENT AGREEMENT BETWEEN
                      ULTRASTRIP SYSTEMS INCORPORATED AND



                           CARNEGIE MELLON UNIVERSITY
                               ROBOTICS INSTITUTE






                      PROJECT: AUTOMATED HIGH SPEED PAINT
                                STRIPPING SYSTEM



                               September 3, 1999



                       ADDENDUM B TO ROBOTICS ENGINEERING
                      CONSORTIUM ARTICLES OF COLLABORATION



This Development Agreement, made by and between Carnegie Mellon University (hereinafter called "CMU") a nonprofit Pennsylvania corporation and Ultrastrip Systems, Incorporated, a Florida corporation with offices located at P.O. Box 2173, Stuart, FL 34995 (hereinafter called "COMPANY").

WITNESSETH

WHEREAS the purpose of the research program contemplated by this Agreement is of mutual interest and benefit to CMU and COMPANY, and will further the instruction and research objectives of CMU in a manner consistent with its status as a non-profit, tax exempt, educational institution,

NOW, THEREFORE, CMU and COMPANY agree as follows:


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                  AUTOMATED HIGH SPEED PAINT STRIPPING SYSTEM


1.  STATEMENT OF WORK
-------------------------------------------------------------------------------

CMU will undertake certain research (hereinafter referred to as the Project specifically described in the attached proposal (Appendix A) which by reference is incorporated into this Agreement, and such other work as may be mutually agreed upon in a duly executed amendment to this Agreement.


2.  PERSONNEL
-------------------------------------------------------------------------------

2.1 The Project and all work assignments shall be carried out under the direction of John Bares (hereinafter referred to as the Project Director), while employed by CMU, and by others (e.g., staff engineer, programmer, technician, graduate student, postdoctoral fellow, or faculty member, hereinafter collectively referred to as Personnel), as assigned by the Project Director.

2.2 Should John Bares no longer be able to serve as Project Director, CMU may propose an alternate Project Director subject to COMPANY's written approval.


3.  PERIOD OF PERFORMANCE
-------------------------------------------------------------------------------

The research shall be conducted during the period 1 August, 1999 - Sept. 30, 2001. Expiration of this Agreement shall not affect the rights and obligations of the parties which have accrued prior to expiration.


4.  DUTIES OF CMU
-------------------------------------------------------------------------------

CMU agrees to furnish such available laboratory facilities and equipment it shall consider necessary for the work to be done on this Project except that which may be awarded as part of this Agreement.


5.  COSTS AND PAYMENTS
-------------------------------------------------------------------------------

As full and complete compensation hereunder, COMPANY agrees to pay CMU for the work detailed under Appendix A. The total cost to COMPANY hereunder shall not exceed $500,000 over a 12 month period without the prior written consent of COMPANY. COMPANY agrees to compensate CMU in equal monthly payments. The foregoing payments are acknowledged to be full and complete compensation for all work and obligations assumed under this Agreement.


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                  AUTOMATED HIGH SPEED PAINT STRIPPING SYSTEM

6.   OWNERSHIP OF INTELLECTUAL PROPERTY
-------------------------------------------------------------------------------

6.1 Any intellectual property created in the performance of this Research Project, including patents, copyrights, know-how, or trade secrets, (hereby defined as "Intellectual Property"), shall be owned by Carnegie Mellon University (CMU). Discussion of a problem during collaboration between the parties to this Agreement will not create any rights to ownership of the Intellectual Property.

6.2 COMPANY shall have licensing and commercialization options as defined in Paragraph 9 below ("Licensing Options").

6.3 As described in the attached technical proposal (Appendix A), NASA, CMU and Ultrastrip are collaboratively building a next generation paint stripping robot over the course of a two-year project. NASA is providing matching funding to the effort and all parties are thus bound by the "Robotics Engineering Consortium Joint Sponsored Research Agreement" (JSRA). The
     JSRA specifies five categories of Intellectual Property that will derive from the project (BACKGROUND DATA, REC OUTPUT DATA, REC DATA, GOVERNMENT DATA, and SUBCONTRACTOR DATA). See Appendix A for a listing of REC OUTPUT DATA and REC DATA for the proposed project.

6.4 For COMPANY to retain licensing and intellectual property rights as described in this document, COMPANY must continue to provide funding for each of the two years of the project at levels anticipated by the technical proposal (Appendix A).


7.   CREATION OF DISCLOSURES
--------------------------------------------------------------------------------

7.1 If and when Intellectual Property is created which could lend itself to patenting and/or licensing and it is Carnegie Mellon Intellectual Property, then the research team will disclose the Intellectual Property to CMU's Technology Transfer Office ("TTO") in accordance with normal CMU policies and practices, thereby creating a "Disclosure".

7.2 CMU will promptly notify COMPANY, in writing, of receipt of any Disclosure, normally within four weeks ("Notification").


8.   INTELLECTUAL PROPERTY OPTIONS
--------------------------------------------------------------------------------

8.1 CMU may, at its discretion, file an application for, and take steps to obtain and maintain the validity of a patent (patents) related to a Disclosure, in the United States and/or any other country, and/or may take any other action (such as Copyright registration) to obtain other Intellectual Property protection in any country.

8.2 If CMU chooses not to apply for and/or not to maintain patent and/or any other Intellectual Property protection in the United States and/or any other country, COMPANY may request (under any licensing option) that CMU pursue such protection in any country at COMPANY's expense.


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                  AUTOMATED HIGH SPEED PAINT STRIPPING SYSTEM


9. LICENSING OPTIONS
--------------------------------------------------------------------------------

9.1 Internal Use Only. COMPANY shall be entitled to a non-exclusive, non-transferable, royalty-free license for all Carnegie Mellon Intellectual Property developed within the project for COMPANY's internal operations and internal research use ("Internal Use License").

9.2 Non-exclusive License for CMU Owned Intellectual Property. COMPANY may request a non-exclusive, non-transferable, limited term, royalty-bearing license for products used in the United States and/or any other country for which CMU and/or COMPANY choose to obtain Intellectual Property protection. This non-exclusive license in the field-of-use of ship and tank paint stripping and cleaning will be to make, have made, use, lease, sell, or otherwise dispose of products and/or services which embody some or all of the Intellectual Property covered by the Disclosure; provided that COMPANY agrees (a) to demonstrate reasonable efforts to commercialize the Intellectual Property, and (b) to pay 50% of all patenting and other intellectual Property protection costs and related expenses in countries mutually agreeable to by both parties (and to pay all costs and related expenses for countries chosen by COMPANY but not chosen by CMU). Royalties for a non-exclusive license under this Agreement shall be one-quarter of market rates for similar field-of-use licenses and not exceed 2.5% of Net Sales of products and/or services sold by licensee which incorporates some or all of the licensed Intellectual Property. See Appendix B for Sample Licensing Term Sheet.

9.3 Exclusive License for CMU Owned Intellectual Property. In the case of REC DATA, COMPANY may request an exclusive, royalty-bearing, non-transferable, limited-term license for products in the United States and/or any other country for which CMU and/or COMPANY elected to obtain Intellectual Property protection for Carnegie Mellon Intellectual Property. This exclusive license in the field-of-use of paint stripping and cleaning of ships, tanks and other steel structures will be to make, have made, use, lease, sell, or otherwise dispose of products and/or services which embody some or all of the Intellectual Property covered by the Disclosure: provided that COMPANY agrees (a) to demonstrate reasonable efforts to commercialize the Intellectual Property, and (b) to pay all patenting and Intellectual Property protection costs and related expenses. An exclusive license is subject to negotiation of and agreement between CMU and COMPANY on standard University terms and conditions and CMU will offer the license to the extent that it is legally able to do so. CMU will not conduct any such negotiations with any other party during the first nine (9) months after notification of COMPANY by CMU. Royalties for an exclusive license under this Agreement shall be one-half of market rates for similar field-of-use licenses or 3%, whichever is less, of Net Sales of products and/or services sold by licensee which incorporates the licensed Intellectual Property developed under this Agreement. See Appendix B for Sample Licensing Term Sheet.

10. BACKGROUND TECHNOLOGY
--------------------------------------------------------------------------------

"Background Technology" is technology that is in existence prior to the date of this Agreement. CMU will not use any Background Intellectual Property belonging to a third party without notifying COMPANY to determine if COMPANY desires to license the Intellectual Property from the third party.


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                  AUTOMATED HIGH SPEED PAINT STRIPPING SYSTEM

11. SUBLICENSING
-------------------------------------------------------------------------------

COMPANY will not have the right to enter into any sublicense agreements for the Technology, except (a) with specific CMU agreement, or (b) to COMPANY's direct customers, if required to enable such customers to use and practice the products and/or services which embody some or all of the Licensed Technology.



12. CONFIDENTIAL INFORMATION
--------------------------------------------------------------------------------

12.1 All documents, materials and know-how which may be furnished to the receiving party hereto (the "Recipient") by the disclosing party hereto (the "Disclosing Party") pursuant to the work to be performed shall be, if suitably marked or designated in tangible form, deemed the Disclosing Party's Proprietary Information and therefore considered CONFIDENTIAL and shall not be used by Recipient other than for the work under this agreement. Recipient shall use the same degree of care as it uses in protecting and preserving its own proprietary/confidential information of like kind to avoid disclosure or dissemination thereof.

12.2 Information which is disclosed orally or otherwise than in tangible form shall be considered Proprietary Information if (i) the information is identified as confidential at the time of disclosure and a written summary is provided to the Recipient within twenty (20) days thereafter or (ii) the information is identified as confidential in writing provided to the Recipient prior to or at the time of disclosure by the Disclosing Party.

12.3 Neither party shall be liable for the inadvertent or accidental disclosure of proprietary or confidential information if such disclosure occurs despite the exercise of the same degree of care as such party normally takes to preserve its own such data or information.

12.4 This confidentiality obligation shall not apply to information if the information:

       (a) is publicly known or which the Recipient has documentary records which establish knowledge prior to this disclosure;

       (b) subsequently becomes public knowledge and/or published through no fault of the Recipient;

       (c) is independently developed by employees of the Recipient who have no access thereto; or

       (d) is or was brought to the Recipient's attention by a third party who has a legal right to do so.

12.5   Confidentiality obligations shall remain in force for a period of five
       (5) years from the last date of execution of this Agreement by the parties.

12.6 CMU will use a good faith effort to have each employee or student who has access to the Disclosing Party's proprietary information in performance of the work execute a Confidential Disclosure Agreement attached to this Agreement.


13. PUBLICATIONS
--------------------------------------------------------------------------------

13.1 Subject to the non-disclosure obligations created by or pursuant to this Agreement, all reports and papers of research and other activities conducted under the Project may be published by CMU in accordance with its publication policies. Any such reports or papers shall refer to the fact that the project was conducted pursuant to a grant from COMPANY.


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                  AUTOMATED HIGH SPEED PAINT STRIPPING SYSTEM

13.2 In order that information concerning scientific, software or technical developments conceived or first actually reduced to practice in the performance of the project is not prematurely published so as to adversely effect the patent, copyright or proprietary interests of COMPANY in any information it has conveyed to CMU, CMU agrees to submit to COMPANY a copy of any such reports or papers for review and comment at least thirty (30) days prior to submission for publication. COMPANY can then request deletion from the publication of any COMPANY CONFIDENTIAL INFORMATION or can request a delay in submission for publication for an additional sixty (60) days to allow time for filing of patent/copyright protection of COMPANY CONFIDENTIAL OR PROPRIETARY INFORMATION. Such delay shall not, however, be imposed on the filing of any student thesis or dissertation.

14. USE OF THE NAME OF CMU OR COMPANY
-------------------------------------------------------------------------------

Each party agrees not to use the name of the other party or any member of its staff in sales promotion work or advertising, or in any other form of publicity without the written permission of the other party.

15. EXTENSIONS AND RENEWALS
-------------------------------------------------------------------------------

15.1 It is understood that the Project may be extended for additional periods of time under the terms mutually agreed upon in writing in a duly executed amendment to this Agreement.

15.2     Renewal proposals shall be submitted by CMU to COMPANY at least thirty
         (30) days prior to the expiration of this Agreement.

15.3 COMPANY agrees to give CMU notice of its intention to continue the Project not less than thirty (30) days prior to the date specified in clause 3.0 hereof or in a later amendment to this Agreement.

16. CANCELLATION FOR CONVENIENCE
-------------------------------------------------------------------------------

16.1 Either party shall have the right to cancel or suspend the remainder of the WORK by sixty (60) days written notice.

16.2 In the event COMPANY cancels or suspends the work, COMPANY shall pay CMU for all work completed to the date of notification and known by sponsor and the cost of all commitments made prior to the date of notification which could not be immediately terminated and which are a direct result of the work under this Agreement. CMU will provide documentation on terminated commitments as COMPANY may reasonably request.

16.3 In the event CMU cancels or suspends the work, COMPANY shall only pay for all work completed to the date of notification.

16.4 In either event, CMU shall, upon termination, transfer to COMPANY (1) all completed work and other materials produced, and (2) all partially completed plans, drawings, reports, information and technical data which, if the work had been completed, would have been furnished to COMPANY.


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                  AUTOMATED HIGH SPEED PAINT STRIPPING SYSTEM

17.  EXCUSABLE DELAY
-------------------------------------------------------------------------------

17.1 Neither party shall be liable for delay in performance due to fire, flood, strike, or other labor difficulty, act of God, act of any governmental authority, acts or omissions of the other party, riot, fuel or energy shortage, or due to any other cause beyond the party's reasonable control.

17.2 In the event of delays in performance due to any such cause, the dates for performance will be postponed by a period of time equal to the delay period.

18.  WARRANTY
-------------------------------------------------------------------------------

ANY INFORMATION, MATERIALS OR SERVICES FURNISHED BY CMU PURSUANT TO THIS AGREEMENT ARE ON AN "AS IS" BASIS. CMU MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, WARRANTY OF FITNESS FOR PURPOSE, OR MERCHANTABILITY, EXCLUSIVITY OR RESULTS OBTAINED FROM COMPANY'S USE OF ANY INTELLECTUAL PROPERTY DEVELOPED UNDER THIS AGREEMENT, NOR SHALL EITHER PARTY HERETO BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES SUCH AS LOSS OF PROFITS OR INABILITY TO USE SAID INTELLECTUAL PROPERTY OR ANY APPLICATIONS AND DERIVATIONS THEREOF. CMU DOES NOT MAKE ANY WARRANTY OF ANY KIND WITH RESPECT TO FREEDOM FROM PATENT, TRADEMARK, OR THEFT OF TRADE SECRETS AND DOES NOT ASSUME ANY LIABILITY HEREUNDER FOR
ANY INFRINGEMENT OF ANY PATENT, TRADEMARK, OR COPYRIGHT ARISING FROM THE USE OF THE DELIVERABLES, INFORMATION, INTELLECTUAL PROPERTY OR OTHER PROPERTY OR RIGHTS GRANTED OR PROVIDED TO IT HEREUNDER. COMPANY AGREES THAT IT WILL NOT MAKE ANY WARRANTY ON BEHALF OF CMU, EXPRESSED OR IMPLIED, TO ANY PERSON CONCERNING THE APPLICATION OF OR THE RESULTS TO BE OBTAINED WITH THE DELIVERABLES UNDER THIS AGREEMENT.

19.  INDEMNIFICATION
-------------------------------------------------------------------------------

COMPANY hereby agrees to defend, indemnify and hold harmless CMU, its trustees, officers, employees, attorneys and agents from all claims or demands made against them (and any related losses, expenses or costs) arising out of or relating to COMPANY's and/or its sublicensees' use of Intellectual Property and Services, provided under this Agreement, including, but not limited to, any claims of product liability, personal injury, death, damage to property or violation of any laws or regulations, including but not limited to claims of active or passive negligence.

COMPANY releases CMU, its trustees, officers, employees, agents and assigns, from any and all manner of claims, actions or causes of action arising in connection with the presence of COMPANY's employees on the premises of CMU, including but not limited to claims of negligence, product liability, personal injury, death or damage to property or violation of any laws or regulations.

Employees or consultants to COMPANY may be required by CMU to execute a release in the form attached as Appendix B as a condition of access to CMU's premises.

20.  NOTICE
-------------------------------------------------------------------------------

Any notice to either party hereunder must be in writing signed by the party giving it, and shall be served either personally or by registered or certified mail addressed as follows:

                  AUTOMATED HIGH SPEED PAINT STRIPPING SYSTEM


CARNEGIE MELLON UNIVERSITY

Robert Kearns
Office of Sponsored Research
Carnegie Mellon University
5000 Forbes Avenue
Pittsburgh, Pennsylvania 15213


Matthew L. Jones
Chief Operating Officer
Ultrastrip Systems Inc.
P.O. Box 2173
Stuart, FL 34995


21. INDEPENDENT DEVELOPMENTS
--------------------------------------------------------------------------------

21.1 Nothing contained in this Agreement shall prevent either COMPANY or CMU from entering into research projects with third parties which are similar to the Project, or from independently developing (either through third parties or through the use of its own personnel), or from acquiring from third parties, technologies or products which are similar to and competitive with intellectual property resulting from Project.

21.2 Nothing herein shall be construed to grant either party any rights in any such technologies or products so developed or acquired as described in subparagraph 21.1 or any rights to the revenues or any portion thereof derived by the other from the use, sale, lease, license or other disposal of any such technologies or products. Furthermore, nothing herein shall preclude either party from transferring any such technologies or products to others including to users of the intellectual property resulting from Project.

22. VALIDITY
--------------------------------------------------------------------------------

If any portion of this Agreement shall be finally determined by any court or governmental agency of competent jurisdiction to violate applicable law or otherwise not to conform to requirements of law then the remainder of the Agreement shall not be affected thereby; provided, however, that if any provision hereof is invalid or unenforceable, then a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of the AGREEMENT including the invalid or unenforceable provision.

23. PARAGRAPH HEADINGS
--------------------------------------------------------------------------------

The paragraph headings herein are inserted for convenience only and shall not be construed to limit or modify the scope of any provision of this Agreement.


24. BENEFIT, ENTIRE AGREEMENT
--------------------------------------------------------------------------------

24.1 This Agreement is binding upon and shall inure to the benefit of the parties hereto, their representatives, successors and assigns. No failure or successive failures on the part of either party, its successors or assigns, to
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                  AUTOMATED HIGH SPEED PAINT STRIPPING SYSTEM


      enforce any covenant or agreement, and no waiver or successive waivers on its or their part of any condition of this Agreement, shall operate as a discharge of such covenant, Agreement, or condition, or render the same invalid, or impair the right of either party, its successors and assigns, to enforce the same in the event of any subsequent breach or breaches by the other party, its successors or assigns.

24.2 This Agreement constitutes the entire Agreement between the parties and supersedes all previous agreements and understandings relating to the work. The Agreement may not be altered, amended, or modified except by a written instrument signed by the duly authorized representatives of both parties.


25.  DISPUTES
-------------------------------------------------------------------------------

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. Any dispute or claim arising out of or relating to the Agreement will be settled by arbitration in Pittsburgh Pennsylvania in accordance with the rules of the American Arbitration Association and judgment upon award rendered by the arbitrator(s) may be entered in any court having jurisdiction.


26.  SIGNATURES
-------------------------------------------------------------------------------

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative as of the last date and year written below.


/s/ Susan Burkett                                9/9/99
------------------------                     --------------
Susan Burkett, Associate Provost             date
CARNEGIE MELLON UNIVERSITY


/s/ Matthew Jones                                9/3/99
------------------------                     --------------
Matthew Jones, Chief Operating Officer       date
ULTRASTRIP SYSTEMS INC.

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                  AUTOMATED HIGH SPEED PAINT STRIPPING SYSTEM


             APPENDIX B: SAMPLE TERM SHEET FOR A LICENSE AGREEMENT

All provisions are subject to addition, elimination, or revision by either party. All communications and discussions are tentative until execution of a written agreement by both parties

CARNEGIE MELLON UNIVERSITY TO ULTRASTRIP SYSTEMS INCORPORATED
AUTOMATED HIGH SPEED PAINT STRIPPING SYSTEM


                    DRAFT TERM SHEET V 0.0 -- DATED 7-30-99

Licensor..........  Carnegie Mellon University -- "CMU"

Licensee..........  Ultrastrip Systems Incorporated -- "Ultrastrip"

"Patents".........  Any patent which issues to CMU which (1) is related to
                    Licensed Technology, (2) is based on intellectual property in existence at the date of the signing of the License
                    Agreement, and any related application, continuation,
                    continuation-in-part, divisional, or reissue in the USA or in any other country.

"Copyrights"......  CMU's copyrights in the Licensed Technology.

"Licensed
Technology".......  The technology, Patents, Copyrights, trade secrets, know-how and other information.

"Licensed
Product"..........  Shall mean products or services which are based on or utilize, wholly or in part, Licensed Technology, and/or any and all Derivatives.

"Sub-Licensing
Rights"...........  None. Except -- (1.) to direct customers of Ultrastrip, as required to enable such customers to use and practice
                    Licensed Technology, or (2.) with the specific agreement of
                    CMU.

"Confidentiality
Agreement"........  Any confidentiality agreement between CMU and Ultrastrip relating to Licensed Technology.

"Revenue".........  Revenue shall mean the U.S. Dollar value of all consideration realized by Ultrastrip for the Disposition of products and services related to Licensed Technology.


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                  AUTOMATED HIGH SPEED PAINT STRIPPING SYSTEM

"Net Sales" .............  Net Sales shall mean the total Revenue received by Ultrastrip from the manufacture, use or Disposition of Licensed Technology or services related to Licensed Technology less the total of all:

                                    (1.) discounts allowed in amounts customary in the trade;

                                    (2.) sales tariffs, duties and/or taxes imposed on the Licensed Technology;

                                    (3.) outbound transportation prepaid or allowed; and

                                    (4.) amounts allowed or credited on returns.

                           No deduction shall be made for commissions paid to individuals whether they be individual sales agents or persons regularly employed by Ultrastrip.

Misc. Definitions .......  -        "Year" refers to contract years of the License Agreement, i.e. a 12 month period starting with the date (or anniversary) of the effective date of the License Agreement.

                           -        "Fiscal Quarters" shall refer to the normal quarterly accounting periods of Ultrastrip.

                           -        "Dispose" or "Disposition": Sale, lease, or other transfer of products and services related to
                                    Licensed Technology.

Terms of License ........  Non-exclusive or Exclusive, non-transferable, limited term for specific Field of Use.

"Field of Use" ..........  Shall mean ship and tank paint stripping and cleaning.

"Derivative" ............  Shall mean technology developed solely by Ultrastrip, which includes, or is based in whole or in part on the Licensed Technology. Ultrastrip shall be entitled to establish all proprietary rights for itself in the intellectual property represented by Derivatives, whether in the nature of patents, trade secrets, copyrights, or other rights. The Licensors shall have the right to use Derivatives for research, academic, educational and administrative purposes.

"Disposition
Royalties" ..............  ________% of Net Sales.


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                  AUTOMATED HIGH SPEED PAINT STRIPPING SYSTEM

-----------------------------------------------------------------------------------------------------------------------------------
Calculation of Disposition
Royalties...................   Disposition Royalties are calculated using the following formulation as a guideline:

                               Royalty_% = Discount_% * (CMU_Content_% * Profit_Margin_%)

                               "Discount_%" = portion of normal market royalty rate for similar Field-of-Use License that will be applied (25% in case of non-exclusive, 50% in case of exclusive)

                               "CMU_Content_%" = % of final system content attributable to CMU IP

                               "Profit_Margin_%" = profit margin for product which contains the Licensed Technology
-----------------------------------------------------------------------------------------------------------------------------------
"Improvements" and
"Collaborations".............  (1.) CMU shall own all IP rights as a result of collaboration and such IP rights shall be subject to the License Agreement. Ultrastrip may utilize such CMU owned IP rights pursuant to the terms of the License Agreement. CMU may issue licenses to others as long as such licenses do not violate any exclusivity agreements with Ultrastrip.
-----------------------------------------------------------------------------------------------------------------------------------
Due Diligence................  Ultrastrip shall use its best efforts to effect introduction of Licensed Technology into the commercial market as soon as possible; thereafter, until the expiration of this Agreement,
                               Ultrastrip shall keep Licensed Technology reasonably available to the public.
-----------------------------------------------------------------------------------------------------------------------------------
Reporting Requirements.......  Ultrastrip shall report quarterly to CMU its sales and revenues which are subject to royalty payments.
-----------------------------------------------------------------------------------------------------------------------------------
Patents and expenses.........  -  CMU maintains the right to apply for and prosecute.

                               -  Ultrastrip to reimburse CMU for Patent expenses and fees in designated countries including
                                  United States.
-----------------------------------------------------------------------------------------------------------------------------------
Indemnification of
CMU, Warranties,
Insurance Coverage...........  -  CMU terms for indemnification and no warranties.

                               -  Adequate insurance coverage; the amount of insurance to be discussed.

                               -  Other CMU general terms and conditions.
-----------------------------------------------------------------------------------------------------------------------------------

                                AMENDMENT No. 2
                            To DEVELOPMENT AGREEMENT
                                    Between
                        ULTRASTRIP SYSTEMS INCORPORATED
                         AND CARNEGIE MELLON UNIVERSITY
                           (dated September 3, 1999)
                   (NOTE: Amendment No. 1 Dated July 7, 2000)


Carnegie Mellon University ("CMU") and Ultrastrip Systems Incorporated, ("COMPANY") having entered into a Development Agreement with an effective start date of September 3, 1999, and in accordance with the terms and conditions of this Development Agreement, Carnegie Mellon University and Ultrastrip Systems Incorporated, now wish to modify the following clauses of this Development Agreement (including Amendment No. 1) as it now appears in this Amendment No. 2.

1.       STATEMENT OF WORK -- Modified as follows:

1.1 CMU will undertake certain research (hereinafter referred to as the Project specifically described in the attached proposal (Appendix A) which by reference is incorporated into this Agreement, and such other work as may be mutually agreed upon in a duly executed amendment to this Agreement.

1.2 An additional Statement of Work entitled "Water based Automotive Stripping Process (WASP)", outlining the research and development of paint-stripping and cleaning of automotive body panels is hereby incorporated and amended to this Agreement as of the last date of signature to this Amendment No. 1.

1.3 An additional Statement of Work entitled "Chopper Robot Fabrication and Field Deployment", outlining the research and development of a highly mobile paint-stripping and surface preparation robot is hereby incorporated and amended to this Agreement as of the last date of signature to this Amendment No. 2.

5.       COSTS AND PAYMENTS -- Modified as follows:

5.1 As full and complete compensation hereunder, COMPANY agrees to pay CMU for the work detailed under Appendix A. The total cost to COMPANY hereunder shall not exceed $500,000.00 over a 12-month period without the prior written consent of COMPANY. COMPANY agrees to compensate CMU in equal monthly payments.

5.2 The total cost to the COMPANY for the work detailed under the referenced Statement of Work entitled "Water-based Automotive Stripping Process (WASP)," (attached hereunder) for the extended Period of Performance, from 1 July, 2000 - 30 September, 2002, shall not exceed One Million Dollars U.S. ($1,000,000.00US) without the prior written consent of COMPANY. COMPANY agrees to compensate CMU in equal monthly payments. The foregoing payments are acknowledged to be full and complete compensation for all work and obligations assumed under this Agreement.

5.3 The total additional cost to the COMPANY at this time (beyond any obligations previously agreed to in Sections 5.1 or 5.2 above) for the work detailed under the referenced Statement of Work


Development Agreement Amendment No. 2             April 10, 2001               1
     entitled "Chopper Robot Fabrication and Field Deployment" (attached hereunder), shall not exceed Two Hundred Fifty Two Thousand Three Hundred and Thirty Eight Dollars U.S. ($252,338 US) without the prior written consent of COMPANY. It is agreed that this work will take place during the original Period of Performance, from 1 August, 1999 - 30 September, 2001. COMPANY agrees to compensate CMU in accordance with the following monthly invoice schedule. The contract price as of this Amendment No. 2, including the obligations under Section 5.1 and this Section 5.3 and agreed to by both parties is $1,152,338.00 US: The foregoing payments are acknowledged to be full and complete compensation for all work and obligations assumed under this Agreement.


 Invoice Period        CMU Invoice #          Amount            Total Invoiced
----------------       -------------        -----------         --------------
Nov. '00-Feb '01           1-13                $ 41,671             $  541,671
     Mar '01                14                   42,000                583,338
     Apr '01                15                  107,000                690,338
     May '01                16                  133,000                823,338
     Jun '01                17                  133,000                956,338
     Jul '01                18                  125,000              1,081,338
     Aug '01                19                   71,000              1,152,338


Except as expressly revised and amended by this Amendment No. 2, the Agreement is in all other respects in full force and effect in accordance with the original Agreement, Amendment No. 1 and all corresponding appendices.


Development Agreement Amendment No. 2            April 10, 2001              2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2, to be executed by their duly authorized representatives as of the last date and year written below.

CARNEGIE MELLON UNIVERSITY              ULTRASTRIP SYSTEMS, INCORPORATED

By: /s/                                 By: /s/ Dennis E. McGuire
   -----------------------------------     ------------------------------------
                                           Chief Technology Officer
   -----------------------------------     ------------------------------------
   Name and Title of Signer                Name and Title of Signer

                                               4/12/01
   -----------------------------------     ------------------------------------
   Date                                    Date




Development Agreement Amendment No. 2             April 10, 2001               3